Exhibit 10.1
AGREEMENT OF SUBLEASE
MARSH & MCLENNAN COMPANIES, INC.,
Sublessor
and
WESTWOOD ONE RADIO NETWORKS, INC.
Sublessee
Premises: 10th Floor
1166 Avenue of the Americas
New York, New York 10036
Dated: As of November 2, 2009

EXHIBITS

EXHIBIT A List of Prime Lease Documents
EXHIBIT B Board Consent
EXHIBIT C Guaranty
EXHIBIT D Letter of Credit
SCHEDULES

SCHEDULE 1 Base Rent Schedule
SCHEDULE 2 Calculation of Sublessee’s Proportionate Share
SCHEDULE 3 Schedule of Rentable Square Footage
SCHEDULE 4 22ND Floor Furniture
SCHEDULE 5 Cleaning

AGREEMENT OF SUBLEASE
AGREEMENT OF SUBLEASE (“Sublease”), made as of this 2nd day of November, 2009, by and between MARSH & MCLENNAN COMPANIES, INC., a Delaware corporation with offices at 1166 Avenue of the Americas. New York, New York 10036 (“Sublessor”), and WESTWOOD ONE RADIO NETWORKS, INC., with offices at 1114 Avenue of the Americas, 28th Floor, New York, NY (“Sublessee”).
WITNESSETH:
WHEREAS, by Lease dated as of March 14, 2000, by and between 1166 LLC, as landlord (“Landlord”) and JPMorgan Chase Bank (then known as The Chase Manhattan Bank), as tenant (“JPMC”), (as such Lease may, subject to the limitations contained in this Sublease, be amended, modified or supplemented from time to time (as shown on Exhibit A annexed hereto) (the “Prime Lease”), Landlord leased to JPMC certain premises located on the Cellar, 7th, 8th, 9th, 10th, 11th, 12th, 14th, 15th, 16th, 17th, 18th, 19th, 20th and 21st Floors (collectively, the “Premises”) in the building known by the street address 1166 Avenue of the Americas, New York, New York (the “Building”), which Premises are more particularly described in the Prime Lease, a true and correct copy of which has been delivered to Sublessee.
WHEREAS, JPMC has assigned its interest as tenant under the Prime Lease to Sublessor; and
WHEREAS, Sublessor desires to sublease to Sublessee and Sublessee desires to hire from Sublessor a portion of the Premises (the “Subleased Premises”), which Subleased Premises are more particularly described below.
NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee hereby agree as follows:
SECTION 1. Subleased Premises. As of the Commencement Date (defined below), Sublessor hereby subleases to Sublessee, and Sublessee hereby hires from Sublessor, the Subleased Premises, consisting of approximately 39,075 rentable square feet, located on the 10th Floor of the Building, shown on the floor plan annexed to the Prime Lease as Exhibit A. The reference to a floor plan of the Subleased Premises does not constitute a representation by Sublessor that said floor plan is exact or correct, and Sublessor makes no representation or warranty with respect to the accuracy of the layout or dimensions of the Subleased Premises as shown on said floor plan or otherwise.

SECTION 2. Term. (a) The term (“Term”) of this Sublease shall commence on the date (the “Commencement Date”) which is the latest to occur of (i) December 1, 2009 (the “Anticipated Commencement Date”), or (ii) three (3) business days after Sublessor gives Sublessee written notice that the condition set forth in Section 23 has been satisfied, and shall, unless sooner terminated pursuant to the terms hereof, expire at midnight on December 30, 2020 (the “Expiration Date”). On the Commencement Date, Sublessor shall disconnect its card readers necessary to access the Subleased Premises. Subtenant may have its own security system but it must be connected to the Building class E system and the Building management must have key cards. Subject to the provisions of Section 13(f)(ii) hereof, if for any reason the Prime Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall be deemed to have been terminated on the date that is one (1) day prior to the date of termination of the Prime Lease, and further subject to Sections 2(b) and 13(f) hereof, Sublessor shall not be liable to Sublessee by reason thereof for damages or otherwise unless (i) such termination of the Prime Lease and early termination of this Sublease results from either (A) a default beyond the expiration of any applicable notice and/or cure period by Sublessor, as tenant under the Prime Lease and not as the result of a default beyond the expiration of any applicable notice and/or cure period by Sublessee under this Sublease or (B) a voluntary surrender or termination of the Prime Lease, except that Sublessor shall return to Sublessee, subject to the other provisions hereof, that portion of any Rent (hereinafter defined) paid in advance by Sublessee, if any, that is applicable to the period following the date of such termination. If the Commencement Date is not the first day of a month or the Expiration Date of this Sublease is not the last day of a month, rent for the month in which the Commencement Date or the Expiration Date occurs shall be pro-rated on a per diem basis. Notwithstanding that there is no representation as to the accuracy of the floor plan, Sublessor and Sublessee agree that for all purposes of this Sublease (a) the Subleased Premises shall be deemed to contain 39,075 rentable square feet; and (b) the Premises shall be deemed to contain 556,370 rentable square feet as set forth in Schedule 3.
(b) Notwithstanding Section 2(a) above, and provided Sublessor gives Sublessee written notice that the condition set forth in Section 23 has been satisfied, at any time on or after November 1, 2009, Sublessee shall be permitted to gain access to the Premises for the sole and exclusive purpose of performing Sublessee’s initial work therein (“Sublessee’s Initial Work”), provided and on condition that (i) at all times Sublessee complies fully with, and such access shall be governed by and subject to, all terms, covenants and conditions of this Lease, except that notwithstanding anything to the contrary contained elsewhere in this Sublease, Sublessee shall not be responsible for the payment of Base Rent or Additional Rent to Sublessor until the Rent Commencement Date; (ii) Sublessee hereby indemnifies and agrees to defend and hold Sublessor, its directors, officers, partners, members, employees, agents and representatives harmless from and against any claims, costs, expenses, damages and liabilities whatsoever arising out of Sublessee access to or presence at the Subleased Premises in connection with the access granted pursuant to this Article; and (iii) Sublessee shall repair promptly, at Sublessee’s sole cost and expense, in a good and workmanlike manner, using materials of a quality equal or superior to those which were damaged, and in accordance with the requirements of this Sublease, any and all damage to the Subleased Premises or the Building arising out of Sublessee access to or presence at the Subleased Premises in connection with the access granted pursuant to this Article. The foregoing access to perform Sublessee’s Initial Work shall not be deemed the delivery or acceptance of possession by Sublessee, nor the Commencement Date of this Sublease.

(c) If Sublessor is unable to give possession of the Subleased Premises in the condition required by Section 7 on the Commencement Date for any reason, Sublessor shall not be liable to Sublessee by reason thereof for damages or otherwise, and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed to extend the Term but the Commencement Date will be deferred until Sublessor is able to give possession of the Subleased Premises. The provisions of this Section 2(b) are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law. If Sublessor fails to give possession of the Subleased Premises in the condition required by Section 7 for reasons which do not constitute an Unavoidable Delay as that term is defined in Section 18.03B of the Prime Lease and the Commencement Date does not occur by December 31, 2009, Sublessee will receive an abatement of Base Rent equal to two day’s Base Rent for each day elapsing between January 1, 2010 and the Commencement Date. If the Commencement Date does not occur by February 1, 2010 without regard to whether there was an Unavoidable Delay, Sublessee may cancel this Sublease on notice to Sublessor given by February 28, 2010. If the reason for non-delivery of the Premises by December 31, 2009 was a casualty governed by Section 12 hereof and Article 9 of the Prime Lease, as incorporated herein, and the Commencement Date has not occurred by February 28, 2010, then Sublessee may elect (but without any obligation to so elect, and on notice given to Sublessor by February 28, 2010 to have February 1, 2010 be the Commencement Date in which event this Sublease will remain in full force and effect subject to the provisions of Section 12 hereof and the provisions of Article 9 of the Prime Lease, as incorporated herein.
SECTION 3. Base Rent and Additional Rent.
(a) Commencing on the tenth (10th) month anniversary of the Commencement Date (the “Rent Commencement Date”) Sublessee covenants to pay Sublessor, at the office of Sublessor, or at such other place as Sublessor may from time to time designate in writing, a fixed annual rental (“Base Rent”) as specified in Schedule 1 annexed hereto and made a part hereof.
Each monthly installment of Base Rent shall be due on the first day of each month during the Term without any set-off or deduction of any kind whatsoever, except as may be expressly provided herein. Notwithstanding the foregoing, Sublessor may, in accordance with the provisions of Section 3.06 of the Prime Lease, as incorporated herein, require the Base Rent to be paid by a wire transfer to an account at a bank specified in a written notice to Sublessee. Any sum due hereunder to Sublessor which is not Base Rent is referred to as “Additional Rent”.
(b) Sublessee shall pay to Sublessor, as Additional Rent hereunder (i) Sublessee’s Proportionate Share (defined below) of “Tenant’s Proportionate Share” (as defined in the Prime Lease) of increases in Taxes (as defined in Section 19.02A of the Prime Lease) in accordance with Article 19 of the Prime Lease except that for purposes of this Sublease, all references in the Prime Lease to “Base Tax Amount” shall mean an amount equal to the Taxes for the Premises for the July 1, 2009 to June 30, 2010 fiscal tax year, (ii) Sublessee’s Proportionate Share of Tenant’s Proportionate Share of increases in the Operating Expenses (as defined in Section 19.02E of the Prime Lease) in accordance with Article 19 of the Prime Lease except that for purposes of this Sublease, all references in the Prime Lease to “Base Operating Amount” shall mean an amount equal to Operating Expenses under the Prime Lease for calendar year 2010, (iii) one-hundred percent (100%) of any Additional Rent payable by Sublessor to

Landlord under the Prime Lease which is attributable to Sublessee’s use or manner of use of the Subleased Premises, or manner of use of the portions of the Building other than the Subleased Premises or is for services provided to Sublessee by Landlord and (iv) one-hundred percent (100%) of amounts payable hereunder for services (other than costs for cleaning, the costs of which, subject to the provisions of Section 13(e) hereof, are included in the Base Rent) provided to Sublessee hereunder by Sublessor unless such services are being provided to multiple users, including Sublessor, the cost of such services shall be equitably pro-rated among such multiple users. Provided Sublessor has given Sublessee at least thirty (30) days’ prior written notice of the amount of Additional Rent payable under this paragraph on account of amounts due to the Landlord under the Prime Lease and of the date the corresponding payment is due Landlord under the Prime Lease, Sublessee shall, subject to the provisions of Section 3.06 of the Prime Lease, as incorporated herein, wire transfer to Sublessor’s account the amount of Additional Rent not less than two (2) business days before the payment is due Landlord. Payments to Sublessor not linked to corresponding payments due from Sublessor, as tenant under the Prime Lease, to Landlord shall be made twenty-five (25) days after written demand therefor including reasonable back-up documentation with respect to the amount billed (including any corresponding bill and back-up provided by Landlord). Sublessor shall not be required to give notice to Sublessee of recurring items of Additional Rent which are due on the same day as Base Rent is payable and with respect to which Landlord is not required to bill Sublessor under the Prime Lease (such as monthly installments of Estimated Payments under Section 19.04B of the Prime Lease; it being agreed however, that such Estimated Payments shall utilize the Base Tax Amount and Base Operating Expenses as defined herein and that Sublessee shall have no obligation to make any Estimated Payments prior to the Rent Commencement Date).
For the purposes of this Sublease, “Sublessee’s Proportionate Share” shall mean the percentage calculated pursuant to Schedule 2 annexed hereto and as may be appropriately adjusted from time to time to reflect any increase or decrease in the rentable square footage of the Premises or Subleased Premises as determined pursuant to Schedule 3 hereof. The parties agree to make appropriate adjustments to any Additional Rent payable hereunder as a result of a change of Sublessee’s Proportionate Share in accordance with the terms hereof.
Sublessor shall not charge a separate premium, administrative or other charge to items of Additional Rent or other charges billed to Sublessee pursuant to the provisions of this Sublease or any of the provisions of the Prime Lease incorporated herein by reference over and above the charges imposed under the Prime Lease.
(c) Sublessee shall be entitled to receive Sublessee’s Proportionate Share of the amount of any refunds, if any, reflecting the adjustments referred to in this Section 3 received by Sublessor from Landlord on account of any overpayment or other reimbursement under the Prime Lease with respect to which Sublessee has paid Additional Rent to Sublessor under this Sublease net, subject to the provisions of the second paragraph of Section 13(b) hereof, of Sublessee’s Proportionate Share of any reasonable out-of-pocket expenses incurred by Sublessor to claim and collect such refund.

(d) Sublessee’s obligation to pay Additional Rent hereunder shall relate to the period from and after the Commencement Date to and including the Expiration Date; provided, however, no Additional Rent shall be due or payable in respect of (i) Operating Expenses prior to January 1, 2011, or (ii) Taxes prior to July 1, 2010 except on account of Estimated Payments related to payments due by Sublessee after such dates.
(e) All amounts payable by Sublessee to Sublessor pursuant to this Sublease including, without limitation, Base Rent and all items of Additional Rent specified in this Section 3 collectively, “Rent”), shall be deemed and constitute rent and, in the event of any non-payment thereof, Sublessor shall have all of the rights and remedies provided herein and in the Prime Lease, as incorporated herein, or in law or at equity for non-payment of rent.
(f) Any Rent due from Sublessee to Sublessor which is not paid within ten (10) days of the date due shall bear interest at a rate per annum equal to the lesser of (i) one percent (1%) in excess of the rate announced from time to time as the prime rate of JPMC (or any successor thereto) or (ii) the maximum rate allowable by law, from the due date until paid (the “Applicable Rate”).
(g) In the event Sublessor or Sublessee commences any action or proceeding under this Sublease, the successful party in the action shall be paid by the other party, in addition to any damages (but subject to the limitations in Section 11(b) hereof) to which the successful party is entitled, all reasonable out-of-pocket expenses of the action including costs and reasonable expenses of attorneys, accountants and other consultants.
SECTION 4. Electrical Energy; Condenser Water. Sublessee shall have the use of six (6) watts per usable square foot, demand load, on all floors of the Subleased Premises exclusive of electricity serving the Building HVAC. Sublessor shall, at its sole cost and expense, install a submeter on each floor of the Subleased Premises to measure Sublessee’s electrical consumption which submeter shall be maintained by Sublessor at its sole cost and expense. Sublessee shall pay Sublessor, as Additional Rent hereunder, within twenty-five (25) days of demand therefor, including a copy of all bills or statements received by Landlord with respect thereto, the amounts payable by Sublessor to Landlord (or to the Public Utility or Alternate Energy Provider, as applicable) under Article 20 of the Prime Lease on account of electricity consumed in the Subleased Premises during the Term. Sublessor agrees to use commercially reasonable efforts (but without any obligation to incur any overtime or premium pay labor) to cause such submeters to be installed in the Subleased Premises by no later than the Anticipated Commencement Date. Until such time as Sublessor has caused submeters to measure the consumption of electrical energy to be installed in the Subleased Premises as aforesaid, Sublessee shall pay for electrical service on the “rent inclusion” basis provided in Section 20.03 of the Prime Lease with respect to those parts of the Subleased Premises which are not submetered (it being agreed that for the purposes of said Section 20.03, as incorporated herein, the term “Delivery Obligation” shall be deemed to mean the Commencement Date). Sublessee will receive and pay for three tons of condenser water for each floor in the Subleased Premises at $700/ton per annum increased proportionately to increases charged by the Board after December 31, 2009. Sublessee will also pay $1,500 per tap as a one time charge for any tap in addition to the existing tap.
SECTION 5. Use. Sublessee shall use and occupy the Subleased Premises for the Authorized Use, as such term is defined in Section 31.19 of the Prime Lease, and for no other purpose.

SECTION 6. Incorporation of Prime Lease.
(a) This Sublease and all of Sublessee’s rights and obligations hereunder are in all respects subject and subordinate to the Prime Lease and all of the terms and conditions thereof (whether or not incorporated by reference hereunder) and all leases, mortgages, deeds, deeds of trust or other instruments and to all other matters to which the Prime Lease is or shall be subordinate and modifications, amendments, restatements, renewals or consolidations thereof, provided, Sublessor has in each instance demanded a non-disturbance agreement with respect to the Prime Lease with respect to each such mortgage, lease, deed or other instrument to which it is entitled under the Prime Lease. This section shall be self-operative and no further instrument of subordination shall be required to be executed by any party to effect such subordination; provided, however that Sublessee, within ten (10) days of a written request therefor, shall execute any certificate that Sublessor or Landlord may reasonably request from time to time to confirm such subordination.
(b) The Prime Lease is hereby incorporated into this Sublease in its entirety except as hereinafter expressly set forth and except to the extent any provisions thereof do not relate to the Subleased Premises or are inapplicable, inconsistent with, or modified by the terms of this Sublease. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Prime Lease, unless the context clearly requires otherwise. Except as provided in subsection (d) and Section 13 below, the rights and obligations contained in the Prime Lease with respect to the Subleased Premises are, during the Term hereof hereby imposed upon the respective parties hereto, Sublessor being substituted for “Landlord,” (except in the following: the elections and determinations and responsibilities under Section 5.06B, Section 6.02A, Section 6.02B, Section 7.01B(ii) and (iii), Section 7.01F, Section 7.01G (Sublessor agreeing to use its reasonable efforts as provided in Section 13(c) of this Sublease to cause Landlord to comply with its obligations thereunder), Sections 7.07B, Section 7.07C, Section 7.09C, Section 8.04, Section 13.01, Section 18.01A(i), Section 18.01B(i), Section 18.01B(vi), Section 18.01B(vii), Section 18.01D, Section 18.01E(i) (Sublessor agreeing to use its reasonable efforts as provided in Section 13(c) of this Sublease to cause Landlord to comply with its obligations under Section 18.01), Section 18.03A, Section 18.04, Section 18.05, Section 18.06, Section 18.08A (but Sublessor shall still be required to provide Sublessee with the shaft space referred to in Section 6(e) of this Sublease), Section 18.08B, Section 18.09(iii), Section 18.09(iv), Section 19.02, the restoration obligations of Landlord under Article 9 and Section 20.04B, “Landlord” shall continue to mean Landlord but the foregoing shall not relieve Sublessor of any of its obligations set forth in Section 6(e) of this Sublease), “Sublessee” being substituted for “Tenant,” “Sublease” being substituted for “Lease”, “Subleased Premises” being substituted for “Demised Premises” and “Base Rent” being substituted for “Fixed Rent.”
“Sublessor” shall not be substituted for, but be added as a party in addition to, “Landlord” in the following provisions of the Prime Lease (to the extent incorporated herein): Section 5.02A(ii), Section 5.02A(iii), Section 5.02A(iv); Section 5.03B; Section 5.06; Section 6.05, Section 6.06, 7.02; Section 8.03B; and Section 8.03C.

Section 15.01 of the Prime Lease as incorporated herein is amended to add an Event of Default under any Direct Lease (defined in Section 22 below) as an Event of Default hereunder.
Section 17.01 of the Prime Lease as incorporated herein does not prohibit the Board or Unit owners so authorized by the Board from erecting construction hoists from time to time and connecting guy wires or braces to the Common Elements at the perimeter of the Subleased Premises and Sublessee shall have no claim for compensation or abatement of rent on account of the presence of such a hoist or connection. Sublessor agrees to use commercially reasonable efforts to minimize interference with Sublessee’s use and occupancy of the Subleased Premises in connection with any of the activities described in this paragraph.
(c) Sublessee hereby assumes and agrees to be bound by and observe, fulfill and perform all of the provisions, terms, covenants, conditions and obligations provided in the Prime Lease, to the extent applicable to the Subleased Premises during the Term hereof, to bind and/or be observed, fulfilled and/or performed by Sublessor, as tenant, thereunder and Sublessor shall have, for the purposes of this Sublease, all of the rights, remedies, privileges and benefits granted to or conferred upon Landlord, as landlord, under the Prime Lease (other than the Excluded Provisions, as hereinafter defined, as to which Sublessee shall have no obligation). Sublessee acknowledges that it has received a redacted copy of and has reviewed and is familiar with the Prime Lease.
(d) The following Articles and Sections of the Prime Lease (collectively, the “Excluded Provisions”) shall be inapplicable to this Sublease (except to the extent they may be expressly referenced in this Sublease or are required to interpret the meaning of Articles or Sections that are applicable):
Article 1 (except for (i) the definitions of Base Operating Amount (as modified herein), Base Tax Amount (as modified herein), and Tenant’s Proportionate Share, which shall be applicable to the calculation of the amounts payable by Sublessee under Section 3(b) hereof and (ii) Section 1.03); Article 2; Section 3.01; Section 3.05; the last sentence of Section 3.06; Section 3.07; Section 5.01; Section 5.02; Section 5.03C(ii); Section 5.06B(iv); Section 6.02C; Section 7.07D; Section 7.07E; Section 7.10; Section 8.01; Section 8.06; Article 10 except as expressly included in Section 23 of this Sublease; Section 13.06; Section 18.01A(ii); the first four sentences and the last sentence of Section 18.01B(ii); Section 18.01B(iii); the first sentence of Section 18.01C; Section 18.0lE(ii); Section 18.01F; Section 18.08C; Section 19.03A(i), 19.03D, 19.04A; Section 20.01B; Article 21; Article 22; Article 28; Section 29.03, Section 31.07 (other than the first sentence of A); Section 31.10; Section 31.20; Section 31.22; Articles 33, 34, 35, 36, 37, 38, 39; and Exhibits B, C, D and U. For purposes of the application of Section 6.06A of the Prime Lease, Sublessee shall be entitled to use Sublessee’s Proportionate Share of Conditional Obligation Cap of said section in the Sublease. No representations made by Landlord are repeated or adopted by Sublessor by reason of this incorporation by reference; provided, however, Sublessor shall cooperate and enforce Tenant’s rights with respect to representations made by Landlord in the Prime Lease or allow Sublessee to do so under subparagraph (h) below.

(e) During the Term of this Sublease, Sublessee and the Subleased Premises shall have the rights granted under the following Articles and Sections of the Prime Lease: the second sentence of Section 18.01B(i) (which grants certain rights to reallocate HVAC capacity within the Premises (which for purposes of the Sublease shall be deemed to refer solely to the capacity available to the Subleased Premises), as more specifically provided therein); and Section 18.08A and Section 18.08B (which grants certain rights to use the Tenant Vertical Conveyor Shaft, as more particularly provided therein, as to which Sublessee will have Sublessee’s Proportionate Share of Sublessor’s share as tenant under the Prime Lease of the Tenant Vertical Conveyor shaft).
(f) Sublessor and Sublessee hereby agree that, if the actions of Sublessee shall be in breach of the Condominium Documents then in effect with respect to the Subleased Premises, then the Board shall have the power to enforce against Sublessee the terms of such Condominium Documents to the extent the Board would be entitled to enforce the terms of such Condominium Documents against Landlord.
(g) Sublessor is entering into this Sublease in its capacity as assignee of JPMC’s interest as Tenant under the Prime Lease pursuant to an Assignment Agreement dated as of September 14, 2001 and nothing herein shall be binding on Sublessor in its capacity as a Unit Owner in the 1166 A of A Condominium (the “Condominium”) or as a party able to nominate a majority of the Board (“Control Person”). Where pursuant to the Prime Lease Sublessor is entitled to contest or dispute a statement or determination made by Landlord under the Prime Lease or to request the consent or approval of the Board of the Condominium (the “Board”), Sublessor shall exercise such right or make such request on Sublessee’s written request therefor in accordance with the provisions of paragraph (h) below. Any such action taken by Sublessor shall be deemed to have been taken in its capacity as Sublessor and shall not be binding on Sublessor in its capacity as Unit Owner or Control Person. Any approval or consent of Sublessor under this Sublease shall be in its capacity as Sublessor and not in its capacity as a Unit Owner or Control Person. The incorporation of the Prime Lease into this Sublease, including, without limitation, the incorporation of Sections 5.07, 13.06, 18.09 of the Prime Lease does not impose any obligation on Sublessor in its capacity as Unit Owner or Control Person.
(h) Sublessor will cooperate with Sublessee, at Sublessee’s request, in enforcing the Landlord’s responsibilities under the Prime Lease. Subject to the provisions of the second paragraph of Section 13(c) hereof, such enforcement shall be at Sublessee’s sole expense except to the extent that Sublessor has an interest in enforcing the same right with respect to other portions of the Premises and in its discretion joins in such enforcement.
(i) Notwithstanding anything to the contrary contained herein, in no event shall Sublessee have any obligation whatsoever to perform (i) the covenants of Sublessor to pay the “Fixed Rent” and “Additional Rent” (as such terms are defined in the Prime Lease) or any other sums, late fees, interest and/or penalties payable by Sublessor to Landlord as a result of any default by Sublessor, as tenant under the Prime Lease (other than a default under the Prime Lease caused by or resulting from a default beyond any applicable notice or cure period by Sublessee under this Sublease). Sublessee shall not be liable for nor have any obligation with respect to any financial obligations of Sublessor in respect of the Subleased Premises accruing prior to the Commencement Date nor shall it have any obligation arising from the Excluded Provisions.

SECTION 7. Condition of Subleased Premises. No warranties or representations, expressed or implied, are made or intended to be made by Sublessor in respect of the Subleased Premises, its physical condition, the uses to which the Subleased Premises may be put, or any other matter pertaining thereto except as otherwise expressly set forth herein. Sublessee has inspected and is familiar with the Subleased Premises, accepts the same “as is” and “where is,” in their condition on the date hereof and Sublessor shall have no obligation to perform any alterations, repairs, decoration or other work in or about the Subleased Premises to prepare the Subleased Premises for Sublessee’s occupancy or for any other purpose except that Sublessor will, at its sole cost and expense (i) provide Sublessee with an ACP-5 certificate on or prior to the Commencement Date, (ii) install submeters in the Subleased Premises as provided in Section 4 hereof, (iii) put the perimeter induction units into good working order (convectors and grills to be delivered “as is”), (iv) leave the existing furniture, and broom clean the Subleased Premises, (v) cure any notices of violation posted through September 3, 2009 or cause them to be cancelled by the issuing authority, (vi) put the existing HVAC infrastructure and ductwork in place into good working order capable of meeting the Building HVAC specifications per the Prime Lease, and (vii) provide access to the existing sub-panels for the Building Class E system.
SECTION 8. Assignment and Subletting.
(a) The following Sections of the Prime Lease are incorporated herein with “Sublessor” being substituted for “Landlord”, “Sublessee” being substituted for “Tenant,” “Sublease” being substituted for “Lease”, “Subleased Premises” being substituted for “Demised Premises” and “Base Rent” being substituted for “Fixed Rent”: 10.01 except that in 10.01(d) “Westwood One Radio Networks, Inc.” shall be substituted for “Chase”; 10.02C; 10.02D; 10.03; 10.04B; 10.04C; 10.05; 10.06; 10.08; 10.09; 10.10A, 10.10B; 10.10C; 10.12; 10.13; 10.14; 10.15.
(b) Sublessee may sublet or permit occupancy of all or part of the Subleased Premises, or assign Sublessee’s entire interest in this Sublease and the leasehold estate hereby created, to a corporation or other business entity which directly or indirectly controls, is controlled by or is under common control with, Sublessee (an “Affiliate”) without being required to obtain Sublessor’s prior consent thereto, provided that (i) no Event of Default shall have occurred and be continuing, (ii) Sublessee shall furnish Sublessor, within ten (10) days after the occurrence of such transaction, with the name of such Affiliate together with a certification of Sublessee that such subsublessee or assignee is an Affiliate of Sublessee and (iii) the Affiliate uses the Subleased Premises for an Authorized Use. In connection with the information to be provided to Sublessor pursuant to this subsection, Sublessor shall have the right, at any reasonable time and from time to time, to request a certification of Sublessee and/or the Affiliate that such subsublessee remains an Affiliate of Sublessee. Such subletting or assignment shall not be deemed to vest in any such Affiliate any right or interest in this Sublease or the Subleased Premises (other than as a subsublessee or assignee), nor shall it relieve, release, impair or discharge any of Sublessee’s obligations hereunder. For the purposes of this section, the term “control” shall be deemed to mean ownership of at least fifty (50%) percent of all of the voting stock of such corporation, or at least fifty (50%) percent of all of the legal and equitable interest in any other business entity.

Notwithstanding the provisions of the subsection above, subject to Sublessee’s compliance with all of the requirements set forth in this subsection, Sublessee may sublet all or part of the Premises (consisting of at least a full floor) or assign or transfer Sublessee’s entire interest in this Sublease and the leasehold estate hereby created to a “Successor Entity” of Sublessee (as hereinafter defined), without being required to obtain Sublessor’s consent thereto, provided that (i) no Event of Default shall have occurred and be continuing, (ii) the proposed Successor Entity shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the State of New York, (iii) Sublessee shall furnish Sublessor, within ten (10) days after the occurrence of such transaction, with the name of such Successor Entity, together with a certification of Sublessee that such Sublessee or assignee is a Successor Entity of Sublessee, and (iv) either (i) the tangible net worth of the Successor Entity shall be at least equal to that of Sublessee as of the date of the proposed assignment or transfer, or (ii) such Successor Entity shall have creditworthiness otherwise reasonably acceptable to Sublessor. The term “Successor Entity” shall mean any of the following: (x) an entity into which or with which Sublessee shall be merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of business entities, provided that (whether by operation of law or by effective provisions contained in the instruments of merger or consolidation) the liabilities of Sublessee under this Sublease are assumed by the entity surviving such merger or consolidation; or (y) an entity acquiring and assuming this Sublease and the term hereof and the estate hereby granted, the goodwill and all or substantially all of the other property and assets of Sublessee; or (z) any successor to a Successor Entity becoming such by either of the methods described in clauses (x) and (y) above; provided that, in each case, such merger or consolidation, or such acquisition and assumption, as the case may be, shall be made for a good business purpose other than (and not principally for) the purpose of transferring the leasehold estate created hereby. In the case of a transfer of the direct or indirect interests in Sublessee, such transfer shall be deemed not to constitute a prohibited transfer of this Sublease if such transfer shall be made for a purpose other than (and not principally for) the purpose of transferring the leasehold estate created hereby. The Successor Entity must use the Subleased Premises only for an Authorized Use.
(c) Subject to the provisions of Section 8b above and Section 31.20 of the Prime Lease, Sublessee may assign Sublessee’s entire interest in this Sublease or subsublease all or any portion of the Subleased Premises, with the prior written consent of Sublessor which will not be unreasonably withheld, delayed or conditioned [but Sublessee acknowledges that the Board need not be reasonable about a subletting of a partial floor]; provided further that the following additional conditions (which shall be in addition to, and not in lieu of, the other terms, conditions and requirements set forth elsewhere in this section) shall be satisfied:
(i) The proposed assignee or sub-sublessee shall not: (a) be a school of any kind, or a placement agency or governmental or quasi-governmental agency, or a medical office or executive recruitment office, or any retail establishment with off-the-street traffic, or (b) be entitled, directly or indirectly, to diplomatic or sovereign immunity, and the proposed assignee or subsublessee shall be subject to service of process in, and the jurisdiction of the courts of, the State of New York;

(ii) The subletting or assignment shall be to a person whose occupancy will not impose any material additional burden upon Sublessor in the operation of the Building, unless Sublessee agrees to reimburse Sublessor for any additional out-of-pocket cost incurred by Sublessor resulting from such additional burden;
(iii) The proposed assignee or sub-sublessee may only use the Subleased Premises for an Authorized Use; and
(iv) The proposed assignee or sub-sublessee is not an occupant or affiliate of an occupant in the Building units owned by the Sublessor or an entity or affiliate of an entity which has been in bona fide term sheet negotiations with Sublessor in the prior three months, and Sublessor has comparable available space similar in size, term and build-out to the portion of the Premises being offered by Sublessee.
(d) Except for sublettings and assignments permitted hereunder and pursuant to Section 10.02A, Section 10.02B and Section 10.16 of the Prime Lease, and subject to the terms of Section 31.20 of the Prime Lease, Sublessee may not assign or otherwise transfer this Sublease, or sublet (including permitting occupancy or use by another party) the Subleased Premises, or any part thereof, without giving Sublessor thirty (30) days prior written notice of Sublessee’s intention to assign this Sublease or sublet all or any part of the Subleased Premises. In the event Sublessee seeks permission to sublease a part of the Subleased Premises, the notice shall also identify the area of the Subleased Premises Sublessee seeks to sublease. Sublessee’s notice shall identify the proposed effective date of the transaction. Within thirty (30) days after receipt of said notice of intent to assign or sublease, Sublessor shall have the option, except for those sublettings or assignments permitted in subsections (b) above, (i) to elect to terminate the Sublease, if Sublessee desires to assign this Sublease, or (ii) if Sublessee desires to sublet a portion of the Subleased Premises for all or substantially all of the remainder of the Sublease term, to terminate the Sublease with regard to that portion of the Subleased Premises which Sublessee seeks to sublet. Sublessor may exercise the option by giving Sublessee written notice of its election to exercise the option within said thirty (30) day period.
The effective date of termination shall be the date set forth in Sublessee’s notice. Upon termination, all of the rights and obligations of Sublessor and Sublessee under the terms of this Sublease shall be terminated, or terminated with regard to that portion of the Subleased Premises that Sublessee notified Sublessor that Sublessee desired to sublet, except that Sublessee shall continue to be obligated to pay rent and all other charges for the Subleased Premises which accrue to the date of termination.

If Sublessor does not exercise its option to terminate, Sublessee may assign this Sublease or sublet all or any part of the Subleased Premises within one hundred eighty (180) days after the date that the thirty (30) day period referenced above expires. Sublessee shall be required however to obtain Sublessor’s prior written consent to any assignee or any subsublessee, which consent may not be unreasonably withheld, conditioned or delayed, contingent upon the proposed assignee or subsublessee being similar in character to other sublessees in the Building and (as to an assignment or a sublease of all or substantially all of the Subleased Premises) financially reliable. In the event that Sublessee fails to present to Sublessor any sublease or assignment agreement, fully executed by the parties thereto, within said one hundred eighty (180) day period, Sublessee may not assign this Sublease or sublet the Subleased Premises without first affording Sublessor, by written notice stating Sublessee’s acknowledgement that it has failed to so present such agreement, the option to terminate or sublease as previously provided for in this section, except that Sublessor shall exercise the option by giving Sublessee written notice of its election to exercise the option within five (5) business days from receipt of Sublessee’s aforesaid notice. The process set forth in this subsection (d) shall continue until either (i) Sublessee presents Sublessor with an executed sublease or assignment or (ii) Sublessor exercises its recapture right.
(e) Sublessee shall reimburse to Sublessor, as Additional Rent, all actual reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees, which Sublessor incurs by reason of or in connection with any assignment, sublease, proposed or granted by Sublessee (whether or not permitted under this Sublease, but not including a recapture of space pursuant to this Section), and all negotiations and actions with respect thereto, such Additional Rent to be due and payable within thirty (30) days of receipt of a statement of such costs and expenses from Sublessor.
(f) If any sublease, assignment or other transfer (whether by operation of law or otherwise) provides that the subsublessee, assignee or other transferee is to pay any amount in excess of the sum of (i) the Rent due under this Sublease and (ii) the actual reasonable, out-of-pocket costs (including brokerage commissions, sublessee improvement allowances, marketing costs, attorney’s fees and construction costs) actually reasonably incurred and paid by Sublessee and free rent allowed by Sublessee to the assignee or sublessee to obtain the assignment or sublease, which amounts shall be amortized over the sublease or remaining Sublease Term, as applicable, then, whether such excess is in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or Sublease of Sublessee’s fixtures, leasehold improvements, furniture and other personal property, or any other form (and if the subleased or assigned space does not constitute the entire Subleased Premises, the existence of such excess shall be determined on a pro rata basis), Sublessee shall pay fifty percent (50%) of any such excess actually received by Sublessee from subsublessee to Sublessor as Additional Rent no later than ten (10) days after Sublessee’s receipt thereof. Sublessor shall have the right to inspect and audit Sublessee’s books and records relating to any sublease, assignment or other transfer upon reasonable prior written notice to Sublessee and upon the execution of a confidentiality agreement in a form reasonably acceptable to Sublessee. Any reimbursement of security shall not be added to or considered as consideration received by Sublessee under this section. This section shall only apply to any sublease or assignment which requires Sublessor’s consent.

SECTION 9. Alterations and Improvements.
(a) Except as expressly set forth in this Section or with respect to Sublessee’s Initial Work contemplated by Section 21, or in the Prime Lease, Sublessee shall make no Alterations in or to the Subleased Premises, including removal or installation of partitions, doors, electrical installations, plumbing installations, water coolers, heating, ventilating and air-conditioning or cooling systems, units or parts thereof or other apparatus of like or other nature, whether structural or non-structural, without the prior written consent of Sublessor, which consent shall not be unreasonably withheld, conditioned or delayed provided that Landlord gives any consent required of it. Notwithstanding anything to the contrary contained in this Section, Sublessee shall have the right, on notice to Sublessor and without the consent of Sublessor: (i) to perform painting, installation of wall coverings and carpet installation, and any and all other decorating work that is to be performed entirely within the Subleased Premises; and (ii) to make nonstructural interior alterations, additions and improvements which require no building permit totaling less than One Hundred Thousand Dollars ($100,000) in any single instance or series of related alterations performed within a six-month period. For the avoidance of doubt, minor decorative changes and additions such as the installation of art work and the installation of curtains and other like items (not readily visible from the common areas of the Building or from outside the Building) shall not require notice to the Sublessor or the consent of Sublessor or the Board. Sublessee agrees that, with respect to any proposed Alteration for which Sublessor’s consent is required, Sublessor may withhold consent (and Sublessor’s withholding of such consent shall be deemed reasonable) to the performance thereof, or to any plans and specifications prepared in connection therewith, but only if (a) an engineer reasonably selected by Sublessor and reasonably approved by Sublessee shall reasonably determine that the performance of such proposed Alteration or any of the plans and specifications prepared in connection therewith, as the case may be, are not consistent with good engineering practice, or (b) such proposed Alteration would have more than a de minimis adverse impact on any structural element of the Building or Building Systems. Within sixty (60) days following completion of an Alteration, Sublessee shall deliver to Sublessor “as built” or “marked” drawings with respect to all Alterations performed by Sublessee that Sublessee shall have caused to be prepared.
(b) It shall be Sublessee’s responsibility and obligation to ensure that all Sublessee’s Alterations:
(i) shall be made at Sublessee’s own cost and expense (except to the extent funded by Sublessor’s contribution under Section 21 of this Sublease),
(ii) shall comply with all Legal Requirements (including NYC Local Laws No. 5 of 1973, No. 16 of 1984 and No. 58 of 1988, each as amended from time to time, and all Legal Requirements then in effect relating to access for the handicapped or disabled within the Subleased Premises) and all orders, rules and regulations of Insurance Boards, and
(iii) shall be made in a good and workmanlike manner using good quality materials. In order to ensure, maintain and control the quality and standards of materials and workmanship in and the effective security of the Building and the Commercial Condominium, including the Subleased Premises, Sublessee acknowledges that it is reasonable to require Sublessee, and Sublessee hereby covenants and agrees, to use only general contractors, construction managers and subcontractors (collectively, “Sublessee’s Contractors”) first approved in writing by Sublessor, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, all Alterations affecting the Building’s HVAC system or its electrical or mechanical connections shall only be performed by Sublessee’s Contractors first approved by the Board.

All deliveries of construction materials must be made, at Sublessee’s expense, outside Business Hours.
(c) Prior to commencing the performance of any Alterations for which consent of Sublessor is required, Sublessee shall furnish to Sublessor, as applicable:
(i) Plans and specifications (to be prepared by a licensed architect or engineer engaged by Sublessee, at the cost and expense of Sublessee), in sufficient detail to be accepted for filing by the New York City Building Department (or any successor or other governmental agency serving a similar function), of such proposed Alterations, and Sublessee shall not commence the performance thereof unless and until Sublessor shall have given written consent to said plans and specifications, which consent Sublessor shall not unreasonably withhold, condition or delay, subject to the provisions of Subsection 5.01A of the Prime Lease, within the time periods set forth in Subsection 5.02D of the Prime Lease;
(ii) A certificate evidencing that Sublessee (or Sublessee’s Contractors) has (have) procured and paid for worker’s compensation insurance covering all persons employed in connection with the work who might assert claims for death or bodily injury against Landlord, Sublessor, the Board, Sublessee, the Land and/or the Building;
(iii) A certificate evidencing that Sublessee (or Sublessee’s Contractors) has (have) procured such additional personal injury and property damage insurance (over and above the insurance required to be carried by Sublessee pursuant to the provisions of Section 8.03 of the Prime Lease), and builders risk, fire and other casualty insurance as Sublessor or the Board may reasonably require in connection with the work to be done for Sublessee commensurate with that which prudent owners of other comparable buildings would require for comparable Alterations; and
(iv) Such permits, authorizations or consents as may be required by any applicable Legal Requirements, all of which shall be obtained at Sublessee’s cost and expense (except to the extent funded by Sublessor’s Contribution), provided, however, that (x) no plans, specifications or applications with respect to an Alteration shall be filed by Sublessee with any governmental authority without Sublessee first obtaining Sublessor’s written consent thereto, which consent Sublessor shall not unreasonably withhold, condition or delay, and (y) if Sublessee shall so reasonably request in writing, Sublessor shall join and request Landlord to join in applications for any permits, approvals or certificates required to be obtained by Sublessee in order to perform any permitted Alterations and shall otherwise reasonably cooperate with Sublessee in connection therewith, provided that Sublessor shall not be required to incur any expense thereby (except if and to the extent that Sublessor shall be reimbursed therefor pursuant to the provisions of subsection (v) below), and that Sublessee shall indemnify and hold Sublessor harmless from and against any and all liability and damages suffered by Sublessor in connection therewith, except if and to the extent that such liability and damages shall be caused by the negligence or wrongful acts of Sublessor or by the negligence of Sublessor’s agents, contractors or employees; it being agreed, however, that no negligence or wrongful acts shall be imputed to Sublessor or to Sublessor’s agents, contractors or employees for accepting all applications and related information submitted by Sublessee or by any person within Sublessee’s control as being factually correct and complete.

(v) In the event that Sublessor shall submit the plans and specifications with respect to an Alteration to outside architects and/or engineers hired by Sublessor to perform a review thereof, Sublessee shall reimburse Sublessor as Additional Rent for Sublessor’s actual out-of-pocket expenses incurred in connection with such review within thirty (30) days after written notice to Sublessee of the amount of any such expense, accompanied by documentation reasonably supporting such expense. Sublessor shall use commercially reasonable efforts to coordinate Sublessor’s review of such plans and specifications with the Landlord’s and Board’s review thereof (to the extent applicable) so as to avoid duplication of the cost and timing of such review.
(vi) Sublessor shall reasonably cooperate with Sublessee in connection with any application Sublessee may wish to make for an amendment to the Certificate of Occupancy which is consistent with a primarily office occupancy of the Subleased Premises such as a public assembly use for a large conference room, and shall execute and deliver any applications, reports or related documents as may be reasonably requested by Sublessee in connection therewith, provided that the same shall be accomplished without Sublessor being required to incur any actual out-of-pocket cost or expense thereby. If such cooperation by Sublessor shall result in any actual out-of-pocket cost or expense to Sublessor (including reasonable attorney fees and disbursements), Sublessee shall nonetheless have the right to require Sublessor’s cooperation in connection therewith, provided that Sublessee shall reimburse Sublessor for such actual out-of-pocket costs or expenses, as Additional Rent, within thirty (30) days after demand therefor. Sublessee shall also indemnify and hold Sublessor harmless from and against any and all liability and damages suffered by Sublessor in connection therewith, except if and to the extent that such liability and damages shall be caused by the negligence of Sublessor or by the negligence of Sublessor’s agents or employees; it being agreed, however, that no negligence shall be imputed to Sublessor or to Sublessor’s agents or employees for accepting all applications and related information submitted by Sublessee or by any person within Sublessee’s control as being factually correct and complete. Sublessor makes no representation to Sublessee as to whether or when the New York City Building Department will issue any amended Certificate of Occupancy desired by Sublessee, and Sublessee agrees that (a) Sublessor shall have no obligation to ensure that the New York City Building Department does issue such an amended Certificate of Occupancy, and (b) Sublessor shall have no liability to Sublessee for any failure by the New York City Building Department to issue such an amended Certificate of Occupancy unless such failure is due to the negligence of Sublessor or its agents, employees or persons within the control of Sublessor.
(vii) Sublessor shall not unreasonably withhold, condition or delay its approval of any plans and specifications proposed on behalf of Sublessor; provided, however, that Sublessor shall not be obligated to approve any such proposed plans and specifications until Sublessor shall have received all plans and specifications that are appropriate for the scope of work to which they relate. With respect to Sublessee’s Initial Work, Sublessor agrees to respond to Sublessee’s architectural drawings within 10 business days and will cause its engineers to respond to Sublessee’s engineering drawings within 10 business days if the drawings do not present any complex issues which differ materially from those presented by the Subleased Premises as presently improved. Sublessor will endeavor to shorten the said response periods and will instruct those doing the architectural and engineering review to give informal, non-binding reviews to incomplete submissions. Further, if Sublessee uses Sublessor’s approved engineers, the review period for engineering will be five (5) business days.

(viii) If the Board or Landlord shall have any rights to approve any plans and specifications submitted (or resubmitted) by Sublessee, Sublessor shall submit such plans and specifications to the Board or Landlord upon Sublessor’s receipt thereof, or, upon advising Sublessor thereof, Sublessee may submit such plans directly to the Board or Landlord. Sublessee accepts that some approvals and assistance contemplated under this Section will require approval or assistance by the Landlord or the Board which may be beyond Sublessor’s control.
(ix) Sublessee will pay Sublessor’s or the Board’s reasonably incurred third-party cost to supervise the cost of performing the Alterations.
(d) Sublessee shall not be obligated to remove any Alterations or Specialty Alterations existing in the Subleased Premises as of the Commencement Date, and shall only be obligated to remove those Specialty Alterations installed by Subtenant during the Term which are so designated by Sublessor, in writing, to be removed; provided, however, that such written designation is requested and received by Subtenant prior to installation of any such Specialty Alterations in the Subleased Premises.
SECTION 10. Indemnification.
(a) Without limiting the generality of anything provided in this Sublease, it is expressly acknowledged and agreed that by virtue of the incorporation of the Prime Lease pursuant to Section 6(b) of this Sublease, the rights and obligations set forth in Article 11 of the Prime Lease shall be binding on and applicable to Sublessee with respect to Sublessor, Landlord and the Board and shall be binding on and applicable to Sublessor with respect to Sublessee, Landlord and the Board. It is expressly understood that the rights and obligations of Sublessee and Sublessor set forth in this Section 10 are intended to be, and shall be, applicable only in connection with this Sublease, the Demised Premises and the Subleased Premises and shall not be applicable to Sublessee or Sublessor in any capacity other than as Sublessee and Sublessor, respectively, under this Sublease.
(b) Nothing contained in this Section 10 shall modify or affect the provisions of Section 11 below. Neither Sublessor nor Sublessee shall be liable for consequential damages under any provision of this Sublease.
(c) Notwithstanding anything to the contrary contained herein, in no event shall (i) Sublessee (or any Person claiming by, through or under Sublessee) make any claim against the direct or indirect shareholders, officers, directors, individuals, employees, partners or affiliates of Sublessor for any deficiency, nor shall any direct or indirect shareholders, officers, directors, individuals, employees, partners or affiliates of Sublessor or Landlord have or be subject to levy, attachment or other enforcement of a remedy sought by Sublessee or anyone claiming by, through or under Sublessee for any breach or claim hereunder or (ii) Sublessor (or any Person claiming by, through or under Sublessor) make any claim against the direct or indirect shareholders, officers, directors, individuals, employees, partners or affiliates of Sublessee for any deficiency, nor shall any direct or indirect shareholders, officers, directors, individuals, employees, partners or affiliates of Sublessee be subject to levy, attachment or other enforcement of a remedy sought by Sublessor or anyone claiming by, through or under Sublessor for any breach or claim hereunder.

SECTION 11. Insurance.
(a) Sublessee shall obtain and keep in full force and effect during the term of this Sublease at its own cost and expense insurance meeting all of the requirements of Article 8 of the Prime Lease protecting Landlord, Sublessor and the Board as additional insureds with respect to claims arising from Sublessee’s use and/or occupancy of the Subleased Premises or from the acts or omissions of those for whom in the circumstances Sublessee is responsible in law and shall waive claim against and procure waivers of subrogation against Sublessor, Landlord and the Board as therein provided. Sublessee shall pay all premiums and charges therefor and upon failure to do so Landlord or Sublessor, as the case may be, may, but shall not be obligated to, make such payments, and in such latter event Sublessee agrees to pay the amount thereof to Sublessor within ten (10) business days after demand and said sum shall be deemed to be Additional Rent and in each instance collectible on the first day of any month following the date of notice to Sublessee in the same manner as though it were Rent originally reserved hereunder.
(b) Commencing on the Commencement Date, the original insurance policies or appropriate certificates shall be deposited with Sublessor together with any renewals, replacements or endorsements to the end that said insurance shall be in full force and effect for the benefit of Landlord, the Board and Sublessor during the Term. In the event Sublessee shall fail to procure and place such insurance, Landlord or Sublessor may, but shall not be obligated to, procure and place same, in which event the amount of the premium paid shall be refunded by Sublessee to Sublessor or Landlord, as the case may be, within thirty (30) days after demand and shall in each instance be collectible on the first day of the month or any subsequent month following the date of payment by Landlord or Sublessor, in the same manner as though said sums were Rent reserved hereunder.
SECTION 12. Destruction, Fire and other Casualty; Condemnation. If the whole or any part of the Subleased Premises shall be damaged by fire or other casualty and the Prime Lease is not terminated on account thereof by either Landlord or Sublessor, Sublessor will cancel the Prime Lease or allow Sublessee to cancel this Sublease as to any full floor in the Subleased Premises as to which Sublessor would be entitled to terminate the Prime Lease if Sublessee exercises the right within 15 days after Sublessor delivers to Sublessee, without undue delay upon receipt from Landlord, a copy of the Contractor’s Estimate pursuant to Article 9 of the Prime Lease. As to any floor as to which the Sublease is not so cancelled this Sublease shall remain in full force and effect, provided, however, that (i) if and to the extent that Sublessor is entitled to an abatement of or credit against Fixed Rent and Recurring Additional Rent under the Prime Lease with respect to the portion of the Premises comprising the Subleased Premises, Sublessee shall be entitled to a corresponding abatement of or credit against the Base Rent and Additional Rent payable under Section 3 of this Sublease. If the whole or any part of the Subleased Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use and the Prime Lease is not terminated on account thereof by either Landlord or Sublessor pursuant to Article 12 thereof, this Sublease shall remain in full force and effect and Rent shall not abate except to the extent Sublessor is entitled to an abatement of or credit against Fixed Rent and Recurring Additional Rent under the terms of the Prime Lease with respect to the portion of the Premises comprising the Subleased Premises.

SECTION 13. Sublessor’s Obligations.
(a) Sublessee agrees that, notwithstanding the incorporation by reference of terms of the Prime Lease which under Article 6 would impose duties on Sublessor, except as expressly provided in this Sublease, to the extent Landlord fails or refuses to perform its obligations or to provide services under the Prime Lease or the Board fails or refuses to perform its obligations or to provide services under the Condominium Documents, Sublessor shall not be obligated to perform such obligations and Sublessor shall have no liability or obligation with respect thereto. Sublessee agrees that, except as expressly provided in this Sublease, no failure or delay on the part of Landlord in the performance of any obligation under the Prime Lease, or failure or delay by the Board, to supply any service or to make any repairs or replacements or to take any other action with respect to the Subleased Premises or the Building shall give rise to any claim against Sublessor for damages or constitute a total or partial eviction, nor shall this Sublease or the obligations of the Sublessee hereunder to pay Rent hereunder and to perform and observe all of the other obligations, covenants, conditions and agreements on the part of Sublessee contained in this Sublease be thereby affected in any manner whatsoever, provided, however, that if and to the extent that Sublessor is entitled to an abatement of or credit against Fixed Rent and Recurring Additional Rent under Section 6.02 of the Prime Lease or any other provision of the Prime Lease with respect to the portion of the Premises comprising the Subleased Premises, Sublessee shall be entitled to a corresponding abatement of or credit against Base Rent and Additional Rent payable under this Sublease.
(b) Sublessor, except as expressly provided in this Sublease, shall not be obligated to perform and shall not be liable for the performance by Landlord of any of the obligations of Landlord under the Prime Lease or obligations of the Board under the Condominium Documents. Without limiting the generality of the foregoing, Sublessor makes no representation and is not obligated to perform Landlord’s obligations with respect to hazardous materials under Article 7 of the Prime Lease (excluding the obligation to deliver an ACP-5 certificate in accordance with Section 7 of this Sublease) except to the extent that Sublessor caused or permitted hazardous materials to be brought in the Building. Sublessee, except as expressly provided in this Sublease, shall have no claim against Sublessor by reason of any default upon the part of Landlord or the Board and, nothing herein contained shall be deemed to authorize Sublessee to represent Sublessor in connection with any suit or claim by or against Landlord or the Board except as herein specifically set forth.

(c) Sublessor, except as expressly provided in this Sublease, shall have no obligation during the term of this Sublease to render any services to Sublessee in or to the Subleased Premises of any nature whatsoever or to expend any money for the preservation or repair of the Subleased Premises. Sublessee, except as expressly provided in this Sublease, agrees to look solely to Landlord for the furnishing of any services to which Sublessor may be entitled under the Prime Lease and solely to the Board for the furnishing of any services to which Sublessor may be entitled under the Condominium Documents. Sublessor agrees to cooperate with Sublessee, and to use its reasonable efforts and diligently pursue, without, however, incurring any liabilities or expenses not otherwise provided for in the Prime Lease or this Sublease, by taking whatever action shall be reasonably required, to enforce for the benefit of Sublessee the obligations of Landlord to Sublessor under the Lease, or the Board under the Condominium Documents, insofar as they relate to the Subleased Premises. Subject to the provisions of the next paragraph, all out-of-pocket expenses of Sublessor (including but not limited to reasonable attorneys fees and disbursements) arising from Sublessor’s action taken pursuant to the preceding sentence shall be reimbursed by Sublessee within thirty (30) days after demand, together with reasonable back-up documentation with respect thereto. Sublessor, without cost to Sublessor, shall communicate with Landlord or the Board, orally or in writing, concerning matters related to the Subleased Premises as Sublessee may from time to time reasonably request and shall (y) diligently pursue such matter (to the extent permitted hereunder) and (x) keep Sublessee reasonably advised on the progress of such matters.
If, after written request from Sublessee, Sublessor shall fail or refuse to take appropriate action for the enforcement of Sublessor’s rights against Landlord with respect to the Subleased Premises, Sublessee shall have the right to take such action in its own name, and for such purpose and only to such extent, all of the rights of Sublessor under the Prime Lease are hereby conferred upon and conditionally assigned to Sublessee and Sublessee hereby is subrogated to such rights to the extent that the same shall apply to the Subleased Premises; provided, however, that (i) Sublessee shall only have such rights if Sublessee shall not be in default under this Sublease beyond any applicable notice and the expiration of any applicable cure period, and (ii) Sublessor shall have the right to require Sublessee to discontinue such action if in the reasonable opinion of Sublessor such action may cause a cancellation, forfeiture or termination of the Prime Lease or Sublessor’s estate and rights thereunder with respect to the Subleased Premises. If any such action against Sublessor in Sublessee’s name shall be barred by reason of lack of privity, non-assignability or otherwise, Sublessee may take such action in Sublessor’s name provided that copies of all papers and notices of all proceedings shall be promptly given to Sublessor so that Sublessor may be kept fully informed in respect thereof at all times. In connection with the foregoing, Sublessee shall indemnify and hold Sublessor harmless from and against any and all loss, cost, damage, expense or liability (including, but not limited to, reasonable attorneys’ fees and disbursements) incurred by Sublessor by reason of any action by Sublessee against Landlord, such indemnity shall survive the Expiration Date or sooner termination of this Sublease.
Any recovery (net of the costs of obtaining such recovery apportioned as described below) obtained against Landlord in connection with a default under the Prime Lease, or any abatement, credit, set-off or offset (collectively referred to herein as a “Recovery”), to the extent it relates to an obligation of Landlord which is, by the provisions of this Sublease, intended to benefit Sublessee and/or the Subleased Premises, during or after the Term, shall be the property of Sublessee and Sublessee shall have the right to any such Recovery. To the extent that Sublessor or Sublessee, as the case may be, shall receive any benefit from a Recovery, Sublessee shall pay a percentage of the cost incurred in connection with obtaining such Recovery in an amount equal to the product of (i) the total costs incurred in obtaining the Recovery and (ii) a fraction, the numerator of which is equal to the amount of the Recovery benefiting each party and the denominator of which is equal to the sum of the Recovery benefiting Sublessor and the Recovery benefiting Sublessee. The provisions of this paragraph shall survive the expiration or earlier termination of the Term.

(d) If Sublessee shall require heat, ventilation and air-conditioning service during HVAC Overtime Periods, the written notice required under Section 18.0l(B)(vi) of the Prime Lease for such service shall be given by Sublessee to Sublessor: (a) prior to 1:00 p.m. of the same Business Day, in the case of service during HVAC Overtime Periods on Business Days; (b) prior to 10:00 a.m. on the immediately preceding Friday, in the case of service during HVAC Overtime Periods on Saturday or Sunday; and (c) prior to 10:00 a.m. on the Business Day immediately preceding a Holiday, in the case of service during HVAC Overtime Periods on a Holiday. Sublessee will pay $650 per hour per floor for HVAC Overtime Periods, such charge to increase in proportion to the Board’s charge increases after December 31, 2009. Sublessor shall make reasonable efforts to accommodate Subtenant’s requests for such service during the HVAC Overtime Periods when such requests fall outside of the foregoing deadlines. If Landlord shall consent in writing, Sublessee shall be entitled to request the foregoing HVAC service directly from the Board (subject to the time periods for such requests set forth in the Prime Lease). If Sublessee shall require freight elevator, loading dock and/or truck elevator service during Overtime Periods, Sublessee shall request such service directly from the Board. Sublessee shall reimburse Sublessor for any amounts charged to Sublessor by Landlord and/or the Board in connection with the provision of the services identified in this subparagraph (d), and Sublessor shall not add a mark-up or administrative fee or other charge to amounts so charged by Landlord and/or the Board.
(e) The parties acknowledge that Sublessor has elected under Section 18.01 of the Prime Lease that Landlord not clean the Premises and Sublessor shall provide cleaning services to the Subleased Premises by Sublessor’s cleaning service contractor during any Self-Cleaning Period (as such term is defined in the Lease), such cleaning service to be provided in accordance with the terms of Schedule 5 hereto. In the event that Sublessor elects that Landlord resume furnishing cleaning services to the Subleased Premises (which election shall be made in Sublessor’s sole discretion), Sublessor shall give written notice to Sublessee at the time of such election.
(f) (i) Sublessor agrees that prior to the Expiration Date it shall not (A) surrender or terminate the Prime Lease, except after casualty or condemnation as provided therein nor shall Sublessor amend or modify the Prime Lease, or waive any provision of the Prime Lease or (B) consent (where Sublessor’s consent or approval (in its capacity as Sublessor and not a Control Person) is required) to any amendment, modification or waiver of any of the provisions of the Prime Lease, the Condominium Documents, the Declaration or any other instrument to which this Sublease is subject to, in each instance, in any manner that could increase the obligations of Sublessee hereunder or could adversely affect the rights or benefits of Sublessee hereunder, without obtaining in each case Sublessee’s prior written consent, which consent shall not be unreasonably withheld.

(ii) Notwithstanding the foregoing, in the event that Sublessor desires to enter into a “lease buyout agreement” or similar arrangement with Landlord prior to the Expiration Date, and provided that such agreement with Landlord expressly provides that as a condition to such surrender and/or termination Landlord shall accept Sublessee as a direct tenant of Landlord with respect to the entire Subleased Premises pursuant to a new lease on the same executory terms and conditions as are set forth in this Sublease, then Sublessor shall have the right to terminate and/or surrender the Prime Lease. From and after the date of such termination and/or surrender and the acceptance by Landlord of Sublessee as a direct tenant of Landlord, Sublessor and Sublessee shall have no further obligations or liability hereunder except with respect to those provisions of this Sublease that by their terms survive the Expiration Date hereof.
(g) No limitation on Sublessor’s obligations or liability set forth in this Section 13 relating to a failure or refusal by Landlord to perform its obligations under the Prime Lease or to a failure or refusal by the Board to perform its obligations under the Condominium Documents shall be effective if such failure or refusal by Landlord or the Board, as applicable, is the result of either (i) Sublessor’s failure to enforce for the benefit of Sublessee the obligations of Landlord to Sublessor under the Prime Lease, or the obligations of the Board under the Condominium Documents, as applicable, as required under subsection (c) above, or (ii) Sublessor’s default (beyond applicable notice and cure periods) under the Prime Lease or the Condominium Documents, as applicable, where such default is not the result of Sublessee’s default under this Sublease. In furtherance of the foregoing, Sublessor agrees to perform its obligations under the Prime Lease and Condominium Documents except to the extent its failure to perform is due to a default by Sublessee beyond the expiration of any applicable notice and/or cure period under this Sublease.
SECTION 14. Notices. Any notice required or desired to be given to any party hereto shall be given in writing and by hand delivery (provided a signed receipt therefor has been obtained) or by nationally recognized overnight courier or by certified mail, return receipt requested, and shall be addressed to the parties hereto at their addresses as set forth below or to such other address as any party may designate by written notice to the other party:
(a) If to Sublessee (prior to the Commencement Date):
Westwood One Radio Networks, Inc.
1114 Avenue of the Americas, 28th Floor
New York, New York 10036
Attention: General Counsel
If to Sublessee (after the Commencement Date):
Westwood One Radio Networks, Inc.
1166 Avenue of the Americas, 10th Floor
New York, New York 10036
Attention: General Counsel
and, only in the instance of a notice of default or notice of termination, also to:
Lowenstein Sandler PC
1251 Avenue of the Americas (49/50)
New York, New York 10020
Attention: Peter D. Greene, Esq.

(b) If to Sublessor:
Marsh & McLennan Companies, Inc.
c/o Marsh & McLennan Real Estate Advisors
121 River Street
Hoboken. NJ 07030
and in the case of a notice of default, with a copy to:
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036
Attention: General Counsel
Notice should be deemed received upon delivery, if personally delivered; on the next business day if delivered by overnight courier for next day delivery or when delivery is first refused; or the fifth (5th) business day after mailing for notices sent by certified mail. A notice given by counsel for Sublessor or Sublessee shall be deemed a valid notice.
SECTION 15. Incorporation. This Sublease, the Prime Lease (as incorporated by reference under Section 6 hereof), the Exhibits and Schedules attached hereto contain the entire agreement between the parties as to the subject matter hereof and any agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. Sublessee shall not record this Sublease.
SECTION 16. Binding Effect; Successors and Assigns, etc. The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of Sublessor and Sublessee and their respective successors and permitted assigns.
SECTION 17. Execution of Sublease. This Sublease is submitted to Sublessee for signature with the understanding that it shall not bind Sublessor or Sublessee unless and until it is duly executed by both Sublessee and Sublessor, the conditions regarding the Board’s approval of this Sublease and other conditions referred to in Section 23 shall have been satisfied and an executed copy of this Sublease is delivered to Sublessee.

SECTION 18. Broker. Sublessee represents and warrants that it has not hired, retained or dealt with any finder, consultant, broker, firm or salesman in connection with this Sublease other than CB Richard Ellis, Inc. and Cushman & Wakefield (“Brokers”). Sublessee shall defend, indemnify and hold Sublessor harmless from and against any and all claims for brokerage fees or other commissions or fees which may at any time be asserted against the Sublessor founded upon a claim that the aforesaid representation and warranty of Sublessee is untrue, together with any and all losses, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) relating to such claims or arising therefrom or incurred by Sublessor in connection with the enforcement of this indemnification provision except that Sublessee shall have no obligation to indemnify Sublessor on account of any claim made by the Brokers.
Sublessor represents and warrants that it has not hired, retained or dealt with any finder, consultant, broker, firm or salesman in connection with this Sublease, other than the Brokers. Sublessor shall defend, indemnify and hold Sublessee harmless from and against any and all claims for brokerage fees or other commissions or fees which may at any time be asserted against the Sublessee founded upon a claim that the aforesaid representation and warranty of Sublessor is untrue, together with any and all losses, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) relating to such claims or arising therefrom or incurred by Sublessee in connection with the enforcement of this indemnification provision.
SECTION 19. Consents. In all provisions of the Prime Lease requiring the approval or consent of Landlord, or in the Condominium Documents requiring the approval or consent of the Board, Sublessee shall be required to obtain the approval or consent of Landlord and the Board, as applicable, and, except as otherwise provided herein Sublessor. Sublessor’s refusal to consent to or approve any matter or thing whenever Sublessor’s consent or approval is required under this Sublease or under the Prime Lease as incorporated herein (including, without limitation, any consent of Landlord required in connection with any Alterations that may be proposed by Sublessee) shall be deemed reasonable if Landlord has refused or failed to give its consent or approval to such matter or thing (to the extent such consent or approval is required) and is not deemed to have consented thereto under the terms of the Prime Lease, or the Board has refused or failed to give its consent or approval under the Condominium Documents, provided that Sublessor shall have in good faith requested such consent or approval from Landlord, or the Board, as the case may be, within a reasonable period of time after receiving Sublessee’s request, and provided further that if the Landlord’s consent or approval has been given, Sublessor’s consent or approval shall be deemed given in its capacity as Sublessor and not as Control Person and not separately required. Wherever possible, Sublessor shall coordinate the review of any such request by Sublessee for approval or consent with any review of such request by Landlord required under the Prime Lease and/or any review of such request by the Board required under the Condominium Documents, so as to minimize and avoid duplication of the cost and timing of such reviews. Sublessor agrees to diligently pursue any request for approval or consent hereunder in good faith.
To the extent Sublessor has the right to arbitrate the reasonableness of Landlord’s denial of consent under Section 11.05 of the Prime Lease, or under an SNDA that Sublessor has the benefit of with respect to the Board, Sublessor shall promptly exercise such right on the request of Sublessee and diligently pursue the same in the event of a denial of consent by Landlord or the Board, as the case may be. All out-of-pocket expenses of Sublessor (including, but not limited to, reasonable legal fees and disbursements) arising from Sublessor’s action taken pursuant to the preceding sentence, shall be reimbursed by Sublessee to Sublessor within twenty five (25) days of demand.

Sublessor, as Tenant under the Prime Lease but not as Control Person, and Sublessee agree to act in a commercially reasonable manner in giving or withholding consents or expressions of approval required of them hereunder.
SECTION 20. Time Limits. The parties agree that the time limits set forth in the Prime Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are modified for the purposes of this Sublease by lengthening or shortening the same in each instance by three (3) Business Days (or in the case of time limits of three (3) Business Days or less, by shortening the same by one (1) Business Day), as the case may be, so that notices may be given, demands made, any act, condition or covenant performed, and any right or remedy hereunder exercised, by Sublessor or Sublessee, as the case may be, within the time limits relating thereto contained in the Prime Lease, provided in no event shall the foregoing calculation result in shorting of a period of time for Sublessee to act such that it is less than one (1) Business Day. Sublessee shall, not later than three (3) Business Days after receipt thereof, furnish to Sublessor a copy of each notice, demand or other written communication received from Landlord or the Board which relates to the Subleased Premises or any other portion of the Building and Sublessor shall, not later than three (3) Business Days after receipt thereof, furnish to Sublessee a copy of each notice, demand or other written communication received from Landlord or the Board which relates to the Subleased Premises. The notification period of one (1) year between Landlord and Sublessor as tenant in Section 5.02C(i) of the Prime Lease shall be reduced to nine (9) months vis-à-vis Sublessor’s notification to Sublessee.
SECTION 21. Allowance.
(a) Subject to the terms and conditions hereinafter set forth, Sublessor agrees to provide a construction allowance (“Sublessor’s Contribution”) to reimburse Sublessee for a portion of the cost expended by Sublessee to perform Sublessee’s Initial Work to prepare the Subleased Premises for its occupancy, in an aggregate amount of One Million Seven Hundred Fifty-eight Thousand Three Hundred Seventy-five ($1,758,375.00) DOLLARS. Sublessee shall have the right to use Sublessor’s Contribution either in part or in its entirety for any portion of the Subleased Premises. Sublessor shall fund Sublessor’s Contribution requisitioned in the manner set forth in Subsections 21(b) and 21(c) below, but only if all of the following conditions shall have been satisfied in all material respects:
(i) An Event of Default shall not have occurred as of the date of Sublessee’s request for payment; and
(ii) Sublessee shall have delivered to Sublessor a completed requisition for payment certified by Sublessee or Sublessee’s architect stating or accompanied by: (a) the amount being requested, (b) either (x) invoices then due and payable in connection with the design and construction of the Subleased Premises as part of Sublessee’s Initial Work that relate to such requisition, or (y) a statement from Sublessee that Sublessee has paid such invoices, (c) that the work to which such requisition relates has been performed in good and workmanlike manner substantially in accordance with the plans and specifications therefore and in compliance with all Legal Requirements, and (d) with respect to all requisitions made by Sublessee subsequent to the first requisition made by Sublessee pursuant to this subdivision 21(a)(ii), either (1) receipted invoices for all labor and materials that were the subject of the immediately preceding requisition, or (2) a statement from Sublessee that such invoices were paid.

(b) Sublessee shall pay to Sublessor Sublessor’s actual reasonable out-of-pocket costs associated with the review and approval of any plans or construction documents for Sublessee’s Initial Work and Sublessor may deduct from any pay-out amount of Sublessor’s Contribution showing reasonable evidence of such costs.
(i) Provided that Sublessee shall have complied with all of the conditions set forth in the foregoing Subsection 21(a), Sublessor shall in accordance with the provisions of subsection 21(b)(ii) below, either (a) within ten (10) Business Days deliver to Sublessee a written notice that Sublessor disputes Sublessee’s right to be paid all or a portion of the requisitioned amount (“Sublessor’s Requisition Dispute Notice”), which Sublessor’s Requisition Dispute Notice shall set forth in reasonable detail the reasons for such dispute and the amount in dispute, or (b) pay to Sublessee (or, at Sublessee’s express written direction, but subject to the provisions of Subsection 21(d) below, directly to Sublessee’s general contractor) the requisitioned amount (or the undisputed portion of the requisitioned amount), provided, however, that (x) the aggregate of all such payments by Sublessor shall not exceed the amount of Sublessor’s Contribution, and (y) Sublessor shall not be required to make more than one (1) payment per calendar month and (z) if Sublessor shall reasonably so require, the disbursements required to be made by Sublessor pursuant to this Section 21 shall be subject to a retention ten (10%) percent (but in no event an amount greater than $100,000) until Sublessee’s Initial Work shall have been finally and fully completed and lien waivers delivered.
(ii) If Sublessee shall deliver the requisition for payment required by subdivision 21(a)(ii) above, then, unless, within ten (10) days thereafter, Sublessor shall have delivered a Sublessor’s Requisition Dispute Notice to Sublessee, Sublessor shall pay to Sublessee the requisitioned amount (or undisputed portion thereof) not more than thirty (30) days immediately following Sublessee’s delivery of such requisition for payment to Sublessor.
(c) Sublessee shall have the right to use Sublessor’s Contribution, in such manner as Sublessee shall solely determine, for the design and construction of the Subleased Premises including, without limitation, demolition, cabling and wiring work, and the purchase and installation of furnishings, fixtures and equipment; provided, however, that any portion of Sublessor’s Contribution that is not used for reimbursement of Sublessee’s actually incurred costs in connection with Sublessee’s Initial Work or any of the other foregoing costs may be applied toward Base Rent or Additional Rent under this Sublease, in Sublessee’s discretion, once the Initial Work has been completed and lien waivers delivered.

(d) At the written direction of Sublessee and provided that Sublessee shall have complied with all of the provisions of this Section 21 related to a request for payment of a portion or portions of Sublessor’s Contribution, Sublessor shall pay such portion or portions of Sublessor’s Contribution directly to Sublessee’s general contractor, provided that: (i) such contractor acknowledges in writing to Sublessor in advance of such payment that (x) such contractor has no agreement or privity of contract with Sublessor, (y) Sublessor’s only obligation for payment of Sublessor’s Contribution is to Sublessee, and that such contractor is not a third party beneficiary under this Lease, and (z) such contractor provides Sublessor with a general release and waiver of liability in connection with such payment, in a form reasonably satisfactory to Sublessor; and (ii) Sublessee indemnifies and holds Sublessor harmless from and against any claims, losses, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Sublessor as a result of such general contractor or any other subcontractors making a claim against Sublessor because Sublessor has agreed to pay a portion or portions of Sublessor’s Contribution directly to such general contractor.
(e) If Sublessor shall deliver to Sublessee a Sublessor’s Requisition Dispute Notice, then Sublessee shall have the right to submit such dispute to expedited arbitration, in accordance with the provisions of this Lease, to determine whether Sublessee’s claim of an alleged Sublessor default in connection with the payment of such portion of Sublessor’s Contribution is valid. If Sublessee shall prevail in such arbitration proceeding, or if Sublessor shall fail to timely deliver a Sublessor’s Requisition Dispute Notice with respect to all or any portion of the installment of Sublessor’s Contribution requested and fail to timely pay to Sublessee all or any portion of the installment of Sublessor’s Contribution then due, then Sublessee shall have the right to offset against the next installment of Base Rent and Additional Rent an amount equal to such portion of Sublessor’s Contribution which Sublessor failed to pay to Sublessee, together with interest thereon at the Interest Rate from the date that Sublessor was first obligated to disburse said portion of Sublessor’s Contribution until the date that the same shall be fully paid or offset; provided, however, that, in the case of all disputed amounts, Sublessee shall in no event have the right to apply such offset during the first ten (10) Business Days following the rendering of the arbitrator’s decision, and such offset right shall only be available to Sublessee if Sublessor shall not have made the required payment to Sublessee prior to the expiration of said ten (10) Business Day period, together with interest thereon at the Interest Rate from the date that said installment first came due until the date that the same is fully paid.
SECTION 22. Security. Simultaneously herewith Sublessee has delivered to Sublessor the guaranty of Westwood One, Inc. in the form of Exhibit C hereto and by 5:00 p.m. January 11, 2010 will deliver to Sublessor a letter of credit in the form of Exhibit D hereto (“L/C”). If the L/C is not delivered to Sublessor by 5:00 p.m. on January 11, 2010 (or cash in lieu thereof), that will be an automatic default by Sublessee under the Sublease requiring no notice of default from Sublessor and, in addition to all other remedies Sublessor may have in law or in equity, Sublessor shall have the right to exclude Sublessee and all of Sublessee’s Contractors and subcontractors from the Building and that Sublessor’s direct damages incurred by reason of such default shall include restoration of the Subleased Premises to the condition thereof before Sublessee was given early occupancy. Sublessee may not requisition any portion of the Sublessor’s Contribution until the LC has been delivered. If Sublessee has not theretofore defaulted under this Sublease beyond any applicable grace period with respect to any material covenant (e.g., without limitation, non-payment of obligations in excess of $10,000 in the aggregate, an unapproved assignment, subletting or alteration or an act or omission which exposes Landlord to claims under Regulations or from third parties), Sublessor will consent to the reduction of the amount of the L/C to $500,000 on October 1, 2015.

SECTION 23. Sublease Conditional. Sublessee and Sublessor acknowledge and agree that this Sublease is expressly conditioned upon the unconditional execution and delivery of the prior written consent of the Board to this Sublease in the form of the Board Consent attached hereto as Exhibit B. When this condition has been met, Sublessee will be granted access to the Subleased Premises to commence Alterations.
SECTION 24. Miscellaneous. (a) Sublessor and Sublessee each represents and warrants to the other that the execution, delivery and performance by such party of this Sublease are within its powers, have been duly authorized by all necessary corporate action and do not contravene such party’s organizational documents.
(b) Submission of this Sublease for examination shall not bind Sublessor in any manner nor be construed as an offer to sublease, and no agreement or obligations of Sublessor shall arise until this Sublease is executed by both Sublessor and Sublessee and delivery is made to each of them, and each of the agreements referred to in Section 23 above, have been unconditionally executed and delivered.
(c) This Sublease may be executed in counterparts, any one of which or all of which shall be deemed one and the same Agreement.
(d) The use of the phrase herein “except as may be expressly provided herein” and other similar references should be deemed to include “and the provisions of the Prime Lease incorporated herein by reference, as modified.”
(e) Sublessee will be entitled to its proportionate share of directory listings. Sublessee shall also be permitted to install appropriate signage and corporate logo on any full floor it occupies in the Building.
(f) Attached hereto as Schedule 4 is a list of furniture now situated on the 22nd floor of the Building which Sublessee may relocate to the Subleased Premises after March 15, 2010 but before March 30, 2010 at Sublessee’s expense.
(g) At the Expiration Date, Sublessee will not own and shall have no obligation to remove any of Sublessor’s furniture then in the Subleased Premises.
(h) Sublessee will be entitled to its proportionate share of available space in any vertical easement or shaft areas within the Building.

SECTION 25. Additional Sublessor Representations and Covenants. Sublessor represents and covenants to Sublessee as follows:
(a) A true, accurate and redacted copy of (i) the Prime Lease and any amendments thereto, and (ii) the Condominium Documents and any amendments thereto including any consent referenced herein have been delivered to Sublessor by or on behalf of Sublessee and a list of such items set forth on Exhibit A are true, correct and complete. Sublessee acknowledges receipt of copies of such items set forth on Exhibit A.
(b) As of the date hereof, Sublessor has received no notice from Landlord with regard to the existence of any default under the Prime Lease which has not been cured.
(c) To the best of Sublessor’s knowledge (without having made a specific inquiry), Landlord is not in default of any obligation under the Prime Lease.
(d) No work has been performed in the Subleased Premises for or on behalf of Sublessor which has not been paid for and/or which could give rise to a mechanic’s or materialman’s lien, or if such work has been performed, Sublessor shall be responsible for amounts owed and any liens that may result therefrom.
(e) The Sublessor has not mortgaged its interest in the Prime Lease.
(f) In the event the Landlord places any superior mortgage or other encumbrance against the Building, Sublessor shall obtain a non-disturbance agreement from any such mortgagee or encumbrancer on commercially reasonable terms, and shall provide a copy thereof to Sublessee.
(g) The Prime Lease Expiration Date is December 31, 2020.
(h) Sublessor will provide Sublessee with access to, and exclusive use of, one 1” conduit across the ceiling of the 2nd floor of the Building without additional charge.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Sublease has been duly executed the day and year first above written.

SUBLESSOR:	MARSH & MCLENNAN COMPANIES, INC.
	By:	/s/ Vanessa Scaglione
		Name:	Vanessa Scaglione
		Title:	Vice President

SUBLESSEE:	WESTWOOD ONE RADIO NETWORKS, INC.
	By:	/s/ Luis Castillo
		Name:	Luis Castillo
		Title:	SVP, Financial Operations

EXHIBIT A
List of Prime Lease Documents
1. Lease, dated as of March 14, 2000, between 1166 LLC, as Landlord, and The Chase Manhattan Bank, as Tenant.
2. Letter Agreement, dated as of May 1, 2000, between The Chase Manhattan Bank, as Tenant, and 1166 LLC, as Landlord, acknowledging that Tenant is entitled to possession of the demised premises as of May 1, 2000.
3. Subordination, Non-Disturbance and Attornment Agreement, dated as of August 21, 2000, by and between The Chase Manhattan Bank, as Tenant, and Bank of America, N.A., as Mortgagee.
4. Estoppel Certificate, dated February 28, 2001, delivered by The Chase Manhattan Bank, as Tenant, to Bank of America, N.A., as Mortgagee.
5. Assignment Agreement dated as of September 14, 2001 between The Chase Manhattan Bank as Assignor and Marsh & McLennan Companies Inc. as Assignee.
6. Letter Agreement dated as of September 14, 2001 among The Chase Manhattan Bank, Marsh & McLennan Companies Inc. and 1166 LLC.

EXHIBIT B
BOARD CONSENT
CONSENT TO AGREEMENT OF SUBLEASE
THIS CONSENT (this “Consent”) is made by the BOARD OF MANAGERS OF 1166A OF A CONDOMINIUM (the “Board”) in favor of MARSH & McLENNAN COMPANIES INC. (“MMC”) with offices at 1166 Avenue of the Americas, New York, New York and WESTWOOD ONE RADIO NETWORKS, INC., with offices at 1114 Avenue of the Americas, New York, New York (“Westwood”).
WHEREAS, 1166 LLC (“Landlord”) is the owner of those condominium units more particularly described as Upper Cellar A and Floors 7, 8,9, 10, 11, 12, 14, 15, 15, 16, 17, 18, 19, 20 and 21 (collectively, the “Unit”) in The 1166 A of A Condominium (the “Condominium”) established by that certain Declaration of the Condominium dated June 5, 1978, and recorded in the Office of the Register, New York County, New York on June 8, 1978 is Reel 441 at Page 257, as amended by Amendment No. I to that certain Declaration of the Condominium dated February 5, 1980, and recorded in the Office of the Register, New York County, New York on April 29, 1980 in Reel 521 at Page 1881, as amended by Amendment No. 2 to that certain Declaration of the Condominium dated June 15, 1984, and recorded in the Office of the Register New York County, New York in Reel 1088 at Page 1909, as amended by Amendment No. 3 to that certain Declaration of the Condominium dated August 3, 1999 and recorded in the Office of the Register, New York County, New York in Reel 2999 at Page 1168, and as amended by Amendment No. 4 to that certain Declaration of the Condominium dated August 3, 1999 (the “Fourth Amendment”) and recorded in the Office of the Register, New York County, New York in Reel 2999 at Page 1217 (as the same may hereafter be amended, modified or restated from time to time; the “Declaration”), located in a building commonly known as 1166 Avenue of the Americas, New York, New York;
WHEREAS, by Lease dated as of March 14, 2000, by and between Landlord and JPMORGAN CHASE BANK (“JPMC”), formerly known as The Chase Manhattan Bank, as tenant (the “Prime Lease”), Landlord leased to JPMC a portion of the Unit consisting of certain premises located in the Cellar, 7th, 8th, 9th, 10th, 11th, 12th, 14th, 15th, 16th, 17th, 18th, 19th, 20th and 21st Floors (collectively, the “Prime Premises”) of the Building;
WHEREAS, JPMC assigned its interest as tenant under the Prime Lease to Marsh & McLennan Companies, Inc. (“Sublessor”) pursuant to an Assignment Agreement dated as of September 14, 2001;
WHEREAS, in connection with the transactions relating to the Sublease, the Board recognized JPMC as an Approved Tenant (as defined in the Declaration);
WHEREAS, MMC and Westwood intend on entering into a sublease for a portion of the Prime Premises (such space hereinafter referred to as the “Sublet Premises”), as more particularly described in that certain Agreement of Sublease dated as of November 2, 2009, between MMC, as landlord, and Westwood, as subtenant (the “Sublease”);

WHEREAS, pursuant to Paragraph 18 of the Declaration, no Approved Tenant shall, without the prior written consent of the Board, further sublet all or any portion of the premises demised to such Approved Tenant; without the prior written consent of the Board except in accordance with or as is otherwise permitted under the terms thereof; and
WHEREAS, MMC and Westwood have requested that the Board execute and deliver this Consent.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Board hereby agrees to the following:
The Board hereby consents to the subleasing of the Sublet Premises by MMC to Westwood and hereby recognizes Westwood as an Approved Tenant, subject to each and everyone of the terms and conditions set forth herein.
The Sublease shall be subject and subordinate to the Declaration and the By-Laws and to all of the terms, covenants, conditions and provisions of the Declaration and the By-Laws, including, without limitation, Paragraph 7 (i.e., Use of Units), Paragraph 10 (i.e., Insurance), Paragraph 13 (i.e., Access), Paragraph 16 (i.e., Alterations, Additions, Installations, etc. in and to the Units), Paragraph 17 (i.e., Obligation of Occupants to Make Repairs), Paragraph 20 (i.e., Damage or Destruction), Paragraph 21 (i.e., Occupant’s Duty to Comply with Laws mad Requirements of Public Authorities) and Paragraph 22 (i.e., Performance of Occupant’s Obligation by Board of Managers) of the Declaration (copies of which Westwood acknowledges receipt of), as the same may hereafter be amended, modified or restated from time to time. Any provision of the Sublease which is in conflict with, or purports to vary, any provision of the Declaration, the By-Laws or this Consent shall be null and void as between the Board and any other party, notwithstanding the Board’s consent to MMC entering into the Sublease with Westwood.
This Consent shall not be deemed to be a consent to the further subletting of the Premises or any portion thereof without the prior written consent of the Board in accordance with or as is otherwise permitted under the terms of the Declaration and the By-Laws.
If the actions of Westwood are in breach of the Declaration, the Board shall have the power to enforce the terms of the Declaration against Westwood, to the extent the same would entitle the Board to enforce the terms of the Declaration against Landlord.
This Consent shall not be construed to waive, modify, amend or affect any of the terms or provisions of the Declaration or the By-Laws.
Any capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Declaration.

IN WITNESS WHEREOF, the Board has executed this Consent as of the 2nd day of November, 2009.

BOARD OF MANAGERS OF THE 1166 A OF A CONDOMINIUM
The undersigned hereby acknowledges that it has received a full and complete copy of the Declaration, through the Fourth (4th) Amendment
By:
		Name:	Vanessa Scaglione
		Title:	President

WESTWOOD ONE RADIO NETWORKS, INC.
By:
Name:
Title:

EXHIBIT C
GUARANTY OF LEASE
GUARANTY OF LEASE (“Guaranty”) made this _____ day of November 2009 by WESTWOOD ONE, INC., a Delaware corporation, having an office at 1114 Avenue of the Americas, 28th Floor, New York, New York 10036 (“Guarantor”), to MARSH & McLENNAN COMPANIES INC., as managing tenant in common, a Delaware corporation, having an office at 1166 Avenue of the Americas, New York, New York 10036 (“Landlord”).
W I T N E S S E T H:
WHEREAS, simultaneously with the delivery of this Guaranty, Landlord is leasing to Westwood One Radio Networks, Inc., a Delaware corporation, which is an affiliate of Guarantor (“Tenant”), by an agreement of lease of even date herewith (the “Lease”), certain premises consisting of, inter alia, office premises on the 10th floor at 1166 Avenue of the Americas, New York, New York (the “Demised Premises”); and
WHEREAS, as a condition to Landlord’s entering into the Lease, Landlord requires that Guarantor execute and deliver this Guaranty,
NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:
1. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Landlord (a) the prompt and timely performance and observance by Tenant of all of the terms, covenants, conditions and agreements to be performed or observed by Tenant under the Lease during the term of the Lease and any extensions or renewals thereof, including, without limitation, the payment of Fixed Rent (as defined in the Lease), additional rent and other charges by Tenant at the times and in the manner provided in the Lease; and (b) the prompt payment of all damages which may arise as a result of Tenant’s failure to perform any such obligation.
2. Guarantor hereby covenants to Landlord, its successors and assigns, that if at any time during the term of the Lease or any extension and renewal thereof, Tenant shall default in the due and prompt performance of any of the covenants, terms or conditions contained in the Lease on the part of Tenant to be performed, Guarantor shall perform any such obligation and shall pay the sums to be paid thereunder in the manner and at the times specified in the Lease and shall pay all reasonable and documented costs, expenses and damages, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Landlord as a consequence of or in connection with any such breach or non-performance of any such covenant, term or condition.

3. Guarantor acknowledges and agrees that its liability hereunder shall be primary and direct and that Landlord may, at its option, (a) proceed against Tenant and Guarantor, jointly and severally, or (b) proceed against Guarantor under this Guaranty without commencing any suit or proceeding of any kind or nature whatsoever against Tenant, or without having obtained any judgment against Tenant; provided that Guarantor shall receive written notice of any default under the Lease and shall have the opportunity to cure such default within a twenty (20) day period following its receipt of such notice. Guarantor hereby waives presentment and demand for payment, notice of non-payment, notice of dishonor, protest, notice of protest, non-performance or non-observance, notice of acceptance of this Guaranty and any other notice or demand to which Guarantor might otherwise be entitled.
4. The validity of this Guaranty and the obligations and liability of Guarantor hereunder shall not be released, impaired, diminished, modified or otherwise affected by any event, condition, circumstance, proceeding, action or failure to act, with or without notice to, or the knowledge or consent of Guarantor, including, without limitation: (a) any amendment, renewal or extension of or addition to the Lease, whether any of the foregoing is pursuant to any provision of the Lease or otherwise, (b) any modification, compromise, settlement, adjustment or extension of any obligation or liability under the Lease, (c) any waiver, consent, forbearance, action or inaction on the part of Landlord in enforcing any obligation of Tenant or Guarantor in connection with the Lease, (d) any irregularity in or invalidity or unenforceability of the Lease or any provision thereof, or of the obligations or liability of Tenant thereunder, (e) any bankruptcy, insolvency, reorganization or other proceeding affecting Tenant or the Lease, including, without limitation, any termination or rejection of the Lease in connection with such proceedings (and any limitation of the liability of Tenant in any such proceeding shall not diminish or otherwise affect the liability of Guarantor), (1) any assignment, conveyance, mortgage, pledge, merger or other transfer, voluntarily or involuntarily (whether by operation of law or otherwise), of all or any part of the interest of the Tenant under the Lease (whether or not permitted under the Lease), regardless of whether any obligations or liabilities of the assignor or transferor are released in connection therewith, (g) any failure of Landlord to mitigate damages arising from a breach, violation or default by Tenant or Guarantor, (h) any sublease or subleases of all or any part of the Demised Premises, whether or not permitted under the Lease, (i) any disability or other defense of Tenant, (j) the receipt, application or release by Landlord of any security given for the payment, performance or observance of Tenant’s obligations or liabilities under the Lease, (k) any failure, omission, delay or inadequacy, whether entire or partial, of Landlord to exercise any right, power or remedy regarding the Lease or to enforce or realize upon (or to make Guarantor a party to the enforcement or realization upon) any of Landlord’s security for the Lease, including, but not limited to, any impairment or release of such security by Landlord; (1) any change in the ownership of Tenant, and (m) any other circumstance or condition whatsoever which might give rise to a discharge, limitation or reduction of liability of a surety or guarantor.
5. Guarantor hereby: (a) submits to personal jurisdiction in the State of New York for the enforcement of this Guaranty; and (b) waives any and all personal rights under the law of any state or the District of Columbia to object to jurisdiction within the State of New York for the purposes of litigation to enforce this Guaranty. Guarantor agrees that in any action or proceeding brought under this Guaranty, Guarantor shall waive trial by jury.

6. Guarantor represents to Landlord that: (a) Guarantor has full power, authority and legal right to execute and deliver this Guaranty, and to perform and observe the provisions hereof, including, without limitation, the payment of all amounts payable hereunder; (b) the execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary corporate action; (c) the execution and delivery of this Guaranty and the performance by Guarantor hereunder do not violate Guarantor’s certificate of incorporation or by-laws, or any instrument or agreement to or under which Guarantor is a party or is bound; and (d) this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms.
7. This Guaranty constitutes the entire agreement of Guarantor with respect to the subject matter hereof, and all prior understandings and agreements, oral or written, are merged herein.
8. The provisions of this Guaranty may not be waived, modified or terminated except by an agreement in writing signed by the party against whom any such modification, termination or waiver is sought, nor shall any waiver be applicable except in the specific instance for which it is given.
9. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.
10. Any notice, request, demand or other communication (collectively, “notices”) which either party is required to or desires to give pursuant to this Guaranty shall be in writing and given or served by hand delivery, by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:
(a) If to Guarantor:
(prior to the Commencement Date of the Lease):
Westwood One Radio Networks, Inc.
1114 Avenue of the Americas, 28th Floor
New York, New York 10036
Attention: General Counsel
(after the Commencement Date of the Lease):
Westwood One Radio Networks, Inc.
1166 Avenue of the Americas, 10th Floor
New York, New York 10036
Attention: General Counsel
with a copy to:
Lowenstein Sandler PC
1251 Avenue of the Americas (49/50)
New York, New York 10020
Attention: Peter D. Greene, Esq.

(b) If to Landlord:
General Counsel
Marsh & McLennan Companies Inc.
1166 Avenue of the Americas
New York, New York 10036
with a copy to:
Marsh & McLennan Real Estate Advisors Inc.
121 River Street
Hoboken, New Jersey 07030
Either party may designate by a notice given pursuant to this Paragraph 10 a different or additional address to which notices shall thereafter be given. Any notice hereunder shall be deemed given when personally delivered or on the third (3RD) business day after it is deposited in a U.S. post office.
11. Guarantor agrees that if this Guaranty is enforced by any action or proceeding, Guarantor will reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements.
12. This Guaranty shall not be assignable by Guarantor, but shall be binding upon Guarantor and its successors. This Guaranty shall be assignable by Landlord, and shall inure to the benefit of Landlord and its successors and assigns.
13. All remedies available to Landlord under this Guaranty or the Lease and at law or in equity are separate and cumulative remedies, and, to the extent permitted by law, no one remedy shall be deemed to be in exclusion of any other remedy.
14. If any provision of this Guaranty or any application thereof to any person or circumstance shall to any extent by held void, unenforceable or invalid, then the remainder of this Guaranty, or the application of such provision to persons or circumstances other than those as to which it is held void, unenforceable or invalid, shall not be affected thereby, and each provision of this Guaranty shall be enforceable to the fullest extent permitted by law.
15. Guarantor agrees to execute and deliver to Landlord, upon the request of Landlord at any time, a written statement confirming that this Guaranty is in full force and effect. Guarantor agrees that within ten (10) days after request from Landlord, Guarantor shall provide Landlord with financial statements showing such Guarantor’s then current financial condition and certified as being true, complete and correct by Guarantor.
16. Guarantor agrees that in respect of any payments made by the Guarantor hereunder, the Guarantor shall not have any rights based on suretyship, subrogation or otherwise to stand in the place of Landlord so as to compete with Landlord as a creditor of Tenant, unless and until all claims of Landlord under the Lease shall have been fully paid and satisfied.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed the day and year first above written.

GUARANTOR: WESTWOOD ONE, INC.

EXHIBIT D
STANDBY LETTER OF CREDIT DRAFT
TRADE SERVICES DIVISION, NORTHERN CALIFORNIA
ONE FRONT STREET, 21ST FLOOR
SAN FRANCISCO, CALIFORNIA 94111
Contact Phone: 1(800) 798-2815
Email : sftrade@wellsfargo.com
IRREVOCABLE LETTER OF CREDIT

BENEFICIARY
Marsh & McLennan Companies Inc.	Letter of Credit No.
1166 Avenue of the Americas	Date: _____, 2008
New York, NY 10036
Ladies and Gentlemen:
At the request and for the account of Westwood One Radio Networks, Inc. (Address), we hereby issue our Irrevocable Standby Letter of Credit No.                      in your favor for an amount not to exceed in the aggregate USD$1,000,000.00 (One Million and No/100 United States Dollars) effective immediately and expiring at our counters located at One Front St., 21st Floor, San Francisco, CA 94111 on November 30, 2010, or any automatically extended date.
Funds hereunder are available with us at our above office by payment against presentation of your sight draft(s) drawn on us mentioning our Letter of Credit No.                     .
This Letter of Credit expires at our above office on November 30, 2010 but shall be automatically extended, without written amendment, to November 30 in each succeeding calendar year up to November 30, 2020, and then to, but not beyond, March 30, 2021 unless we have sent written notice to you at your address above by registered mail or express courier that we elect not to extend the expiration date of this Letter of Credit beyond the date specified in such notice, which date will be November 30, 2010 or any subsequent November 30 occurring before March 30, 2021 and be at least forty five (45) calendar days after the date we send you such notice. Upon our sending you such notice of the non-extension of the expiration date of this Letter of Credit, you may also draw under this Letter of Credit by presentation to us at our above address, on or before the expiration date specified in such notice, of your sight draft drawn on us mentioning our Letter of Credit No.                     .
Partial and multiple drawings are permitted under this Letter of Credit.
Drawings by facsimile to facsimile number 415-296-8905 are acceptable (each such drawing, a “Fax Drawing”) provided however that a Fax Drawing will not be effectively presented until you confirm by telephone our receipt of such Fax Drawing by calling us at telephone number 1-800-798-2815.
Each draft must also be accompanied by the original of this Letter of Credit and any subsequent amendment(s) for our endorsement on this Letter of Credit of our payment of such draft. In the event of a Fax Drawing a copy of this original Letter of Credit and any subsequent amendment(s) may accompany such Fax Drawing.
This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be affected only through ourselves and only upon payment of our usual transfer fee and upon presentation to us at our above-specified office of a duly executed instrument of transfer in the format attached hereto as Exhibit A together with the original of this Letter of Credit and any subsequent amendment(s). Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee. Transfer charges are for the account of the applicant.

CANCELLATION PRIOR TO EXPIRATION: you may return this Letter of Credit to us for cancellation prior to its expiration provided that this Letter of Credit is accompanied by your written agreement to its cancellation. Such written agreement to cancellation should specifically reference this Letter of Credit by number, clearly indicate that it is being returned for cancellation and be signed by a person identifying themselves as authorized to sign for you.
This Letter of Credit is subject to the International Standby Practices 1998 (ISP98), International Chamber of Commerce Publication No. 590. As to matters not governed by ISP98, such matters shall be governed by and construed in accordance with the laws of the State of New York, including Uniform Commercial Code, Article 5 and applicable U.S. Federal law.
Should you have occasion to communicate with us, please direct your inquiries to us at our address above address stating our letter of credit number.

Very truly yours WELLS FARGO BANK, N.A.
BY:
(AUTHORIZED SIGNATURE)

Exhibit A
Wells Fargo Bank, N.A.
Letter of Credit No.

Date:
Wells Fargo Bank, N.A.
Trade Services Division, Northern California
One Front Street, 21st Floor
San Francisco, California 94111
Subject: Your Letter of Credit No.
Ladies and Gentlemen:
For value received, we hereby irrevocably assign and transfer all our rights under the above-captioned Letter of Credit, as heretofore and hereafter amended, extended or increased, to:

[insert name of transferee]

[insert address]
By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made. You are hereby irrevocably instructed to advise future amendment(s) of the Letter of Credit to the transferee without our consent or notice to us.
Enclosed are the original Letter of Credit and the original of all amendments to this date. Please notify the transferee of this transfer and of the terms and conditions of the Letter of Credit as transferred. This transfer will not become effective until the transferee is so notified.

Very truly yours,

[insert name of transferor]

By:

Name:

Title:

Signature of Transferor Guaranteed [insert name of bank]

By:

Name:

Title:

[a corporate notary acknowledgement or a certificate of authority with corporate seal is acceptable in lieu of bank guarantee above]

SCHEDULE 1
BASE RENT FOR THE SUBLEASED PREMISES

		Equal Monthly	Per Rentable
Period	Per Annum	Installments	Square Foot

(a) From the Commencement Date through the 60th month after the Commencement Date	$1,406,700	$117,225	$36

(b) From the 61st month after the Commencement Date through the Expiration Date	$1,602,075	$133,506.25	$41

SCHEDULE 2
CALCULATION OF SUBLESSEE’S PROPORTIONATE SHARE
Sublessee’s Proportionate Share is as follows:

Premises	Sublessee’s Proportionate Share

Subleased Premises = 39,075	7%

Total Premises = 556,370

SCHEDULE 3
SCHEDULE OF RENTABLE SQUARE FOOTAGES
Sublessor and Sublessee agree that the figures set forth below shall be conclusively deemed to be the rentable square footages of the floors forming the Premises and its component parts:

Floor	Rentable Square Feet

7	39,075
8	39,075
9	39,075
10	39,075
11	39,075
12	39,075
14	40,240
15	40,240
16	40,240
17	40,240
18	40,240
19	40,240
20	40,240
21	40,240

556,370

SCHEDULE 5
CLEANING SPECIFICATIONS
GENERAL CLEANING:
NIGHTLY:
General Offices:
1.	All hardsurfaced flooring to be swept using approved dustdown preparation.

2.	Vacuum all carpets and rugs, moving only light furniture (desks, file cabinets, etc. not to be moved).

3.	Hand dust and wipe clean all furniture, fixtures and windowsills.

4.	Empty all waste receptacles, remove wastepaper and supply (and replace as necessary) liners.

5.	Dust interiors of all waste disposal cans and baskets.

6.	Wash clean all water fountains and coolers.

7.	Dust all baseboards as necessary.

8.	Clean all glass doors.

9.	Wipe all telephone receivers.

10.	Turn off all lights on each floor as cleaning work is completed.
Lavatories Located In Building Core (including any ADA bathrooms):
1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles and remove wastepaper.

7.	Fill toilet tissue holders, towel receptacles and soap dispensers at least one (1) time each day. Materials to be supplied by Landlord.

8.	Empty and clean sanitary disposal receptacles.

9.	Machine scrub flooring as necessary, but not less than monthly.

10.	Wash all partitions, tile walls and enamel surfaces periodically, using proper disinfectant when necessary but not less than monthly.
WEEKLY:
1.	Vacuum clean all carpeting and rugs.

2.	Dust all door louvers and other ventilating louvers within a person’s reach.

3.	Wipe clean all brass and other bright work.

MONTHLY:
High dust the Demised Premises complete, including the following:
1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust clean all vertical surfaces, such as walls, partitions, doors and door bucks and other surfaces not reached in nightly cleaning.

3.	Dust all pipes, ventilating and air-conditioning louvers, ducts, high mouldings and other high areas not reached in nightly cleaning.

4.	Dust all Venetian blinds.
Wash exterior and interior of windows periodically, but at least three (3) times per year, subject to weather conditions and requirements of law.

46